Exhibit 99.1

LEXICON ANNOUNCES FOCUS ON LATE-STAGE DEVELOPMENT PROGRAMS AND PREPARATION FOR COMMERCIALIZATION

New Phase in Company Evolution from Genetics to Therapies

The Woodlands, Texas, January 13, 2014 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) announced today it is focusing its resources on its late-stage drug development programs, principally LX4211 for diabetes and telotristat etiprate (LX1032) for carcinoid syndrome, and preparation for the transition to commercialization. Lexicon will continue to meet its obligations to existing partners and expects to continue to progress its ongoing business development discussions, specifically including those relating to LX4211 for diabetes. Approximately 115 employees, primarily in research, discovery and support positions will depart the company, representing approximately 45% of the company’s total workforce.

This narrowing of its strategic focus increases Lexicon’s financial strength and positions the company for longer-term sustainable growth. Through the resulting staff reductions, Lexicon expects to reduce its expenses by approximately $14 million, net of severance and other costs, for the balance of 2014 and approximately $22 million on an annualized basis. As of September 30, 2013, Lexicon had $151.2 million in cash and investments.

“This transition increases Lexicon’s financial strength and will enable the company to more effectively advance our key late-stage programs and to prepare for commercialization,” said Arthur T. Sands, M.D., Ph.D., Lexicon’s president and chief executive officer. “Nevertheless, it is extremely difficult to release many people who have contributed so significantly to the company over the years and who are our friends and colleagues.”

With the change in focus away from drug discovery and toward the completion of late-stage development and preparation for commercial operations, Dr. Sands has also indicated his intention to develop a succession plan with the board of directors to identify a new chief executive officer for the next phase of Lexicon’s growth. The board of directors will be conducting a search for that position, and it is planned that Dr. Sands will continue as chief executive officer until that process is complete.

“Since Lexicon’s inception 20 years ago, I have been privileged to work with an exceptional team, founding and building a company that has evolved from fundamental genetics and chemistry to bring forth new drug candidates now in late-stage development,” said Dr. Sands. “I look forward to continuing to actively lead the organization during this important period of transition as Lexicon continues to work toward the fulfillment of its mission to provide breakthrough therapies for patients.”

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has multiple programs in clinical development for diabetes, carcinoid syndrome, irritable bowel syndrome and other indications, all of which were discovered by Lexicon’s research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct preclinical and clinical development of its potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:

Alex Abuin, Ph.D.
Vice President, Communications and Alliance Management
281/863-3213
aabuin@lexpharma.com